Exhibit 4.1

Aratana Therapeutics, Inc.

1901 Olathe Boulevard

Kansas City, KS 66103

October 15, 2013

Vet Therapeutics, Inc.

Attention: Geneviève Hansen

2683 Via De La Valle, Ste G-235

Del Mar, California 92014

Jeffrey Miles

P.O. Box 1001

Ojai, California 93024

Re:	Registration Rights for Company Holders

Ladies and Gentlemen:

Reference is made to (1) that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Aratana Therapeutics, Inc., a Delaware corporation (“Parent”), Jayhawk Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent, Vet Therapeutics, Inc., a Delaware corporation (the “Company”), and, with respect to Article VIII only of the Merger Agreement, Jeffrey Miles, as Stockholders’ Representative and (2) that certain Share Purchase Agreement, dated on or about the date hereof (the “Share Purchase Agreement”), by and among Parent and each of those persons and entities listed on the Schedule of Purchasers attached as Exhibit A thereto. Capitalized terms not otherwise defined herein shall have the meaning ascribed such terms in the Merger Agreement.

In consideration of the mutual covenants and agreements herein contained and in the Merger Agreement, and intending to be legally bound, the parties hereto agree that the Company Holders shall have the resale registration rights and obligations with respect to the Initial Stock Merger Consideration that are set forth in Section 8 of the Share Purchase Agreement as if the Company Holders were “Purchasers” (as such term is defined in the Share Purchase Agreement) and the Initial Stock Merger Consideration were “Registrable Securities” (as such term is defined in the Share Purchase Agreement) and shall have the indemnification rights and obligations that are set forth in Section 10 of the Share Purchase Agreement in connection with such resale registration rights and obligations. The undersigned hereby agree that the Company Holders shall be third-party beneficiaries with respect to this letter agreement, entitled to enforce this letter agreement and such rights and obligations as though each such Company Holder were a party hereto.

This letter agreement constitutes the entire agreement of the parties to this letter agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, except that the following sections of the Merger Agreement are incorporated herein by reference, with all references therein to the “Agreement” deemed to be references to this letter agreement and not the Merger Agreement: 10.01 (Notices), 10.03 (Counterparts), 10.05 (Severability), 10.07 (Governing Law), 10.08 (Consent to Jurisdiction), 10.09 (Waiver of Jury Trial), 10.12 (Rules of Construction), 10.13 (Assignment), and 10.14 (No Waiver).

[Signatures Follow]

Please sign below to indicate your agreement to the terms and conditions hereof.

Sincerely,

ARATANA THERAPEUTICS, INC.

		By:	/s/ Steven St. Peter
		Name:	Steven St. Peter
		Title:	President & CEO

Accepted and agreed to:

VET THERAPEUTICS, INC.

By:	/s/ Geneviève Hansen
Name:	Geneviève Hansen
Title:	President

STOCKHOLDERS’ REPRESENTATIVE

By:	/s/ Jeffrey Miles
Jeffrey Miles